Exhibit 99.1

Contact:
Media Relations	Nicholas Manganaro
CRA International	Sharon Merrill Advisors
media@crai.com	crai@investorrelations.com
617-425-6453	617-542-5300

Charles River Associates (CRA) Expands Executive Leadership Team

BOSTON—(BUSINESS WIRE)—Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced the following management appointments, effective August 4, 2025:

•	Eric Nierenberg as Executive Vice President, Chief Financial Officer, and Treasurer;
•	Brian Langan as Executive Vice President and Chief Strategy and Business Transformation Officer; and
•	Sandra David as Principal Accounting Officer, in addition to her current roles as CRA’s Chief Accounting Officer and Controller.

“I’m very pleased to see Eric and Brian elevated to executive officer roles at CRA, further strengthening our senior leadership team in a way that reflects the depth of talent within the organization and our deliberate, long-term commitment to strategic priorities,” said Paul Maleh, President and Chief Executive Officer of Charles River Associates.

“Since rejoining CRA in 2023, Eric has played a key role in helping several of our practices position themselves for sustained success and will continue to focus on optimizing performance across our service portfolio,” continued Maleh. “I’m excited for him to step into the CFO role, where he’ll apply his deep expertise in finance and economics to help guide CRA’s financial operations and contribute valuable strategic insight as we continue to grow.

“I also want to congratulate Brian and Sandy on their well-deserved promotions. Both are seasoned CRA veterans who have demonstrated superior leadership with significant contributions to our long run of success.

“In his new role, Brian will partner with senior leaders to identify strategic growth opportunities, strengthen cross-functional alignment, and lead initiatives that enhance CRA’s long-term impact, agility and resilience. Sandy, who has led CRA’s SEC reporting, general ledger, and compliance functions for nearly a decade, will work closely with Eric to oversee all aspects of CRA’s financial administration, accounting, and internal controls.

“Lastly, I want to thank Chad Holmes for his help and leadership as interim CFO. Chad has been an indispensable member of our executive team since 2014 and will continue to serve as CRA’s Executive Vice President and Chief Corporate Development Officer, leading CRA’s capital allocation and deployment, real estate, and investor relations efforts.”

Eric Nierenberg joined CRA’s senior management team as a Vice President in 2023. He previously served as Chief Strategy Officer for MassPRIM, the Massachusetts state pension fund. Prior to that, he was an equity portfolio manager at LMCG Investments and Independence Investments. Dr. Nierenberg is a Board member of investment funds dedicated to the Hydro-Québec Pension Fund. He also is an adjunct professor of finance at the International Business School of Brandeis University. He started his career as an analyst in CRA’s Finance Practice. Dr. Nierenberg holds a BA and MA in economics, as well as a PhD in business economics, all from Harvard University.

Brian Langan was formerly a Vice President in CRA’s Competition and Labor & Employment group. He previously served as a Manager in CRA’s Financial Planning & Analysis group, and in a number of roles supporting CRA’s senior management team. Mr. Langan joined CRA in 2002 as a consultant in the Antitrust & Competition Economics Practice. He has a BA in Economics and an MBA from Boston College.

Sandra David has served as CRA’s Vice President, Chief Accounting Officer and Controller. She has more than 25 years of public accounting and public company experience. She joined CRA in 2016 as part of the GL Accounting & SEC Reporting team. Throughout her career at CRA, Ms. David has played important roles in integrating team hires, improving processes, and implementing new software. She has a BA in Psychology from the University of Rochester and an MS in Accounting from Bentley University.

About Charles River Associates (CRA)

Charles River Associates® is a leading global consulting firm specializing in economic, financial, and management consulting services. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at www.crai.com. Follow us on LinkedIn, Instagram, and Facebook.

SAFE HARBOR STATEMENT

Statements in this press release concerning the promotions of Eric Nierenberg, Brian Langan, and Sandra David, long-term success, business transformation, optimizing performance, alignment with strategic goals and similar phrases are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties. Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially due to many important factors. Such factors that could cause actual performance or results to differ materially from any forward-looking statements made by CRA include, among others: the failure to generate engagements for us; the potential loss of clients; the demand environment; global economic conditions; foreign exchange rate fluctuations; and intense competition. Additional potential factors that could affect our financial results are included in our periodic filings with the Securities and Exchange Commission, including those under the heading “Risk Factors.” We cannot guarantee any future results, levels of activity, performance, or achievement. We undertake no obligation to update any forward-looking statements after the date of this press release, and we do not intend to do so.

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